Exhibit 10.1




January 13, 2006



Cecilia McKenney


Dear Cecilia:

On behalf of the Senior Leadership here at Citizens, we are thrilled that you will be joining us! It is my pleasure to confirm our offer of employment for the position of Senior Vice President of Human Resources for Citizens Communications. The work location for this position is in Stamford, CT and the start date for your employment with Citizens is February 7, 2006.

Your cash compensation is based upon three components: an annual base salary of $275,000, an annual incentive target of 60% of Base Salary which will be pro-rated for 2006 based on your first date of employment and a long term incentive compensation in the form of an annual award of restricted shares of an amount that is determined each year by the Compensation Committee of the Board of Directors. The base salary is paid on a Semi-Monthly basis. The incentive compensation is earned based upon achieving the goals of the Citizens Incentive Plan, which is paid on an annual basis, generally toward the end of the first quarter following the completion and certification of the operating year-end. You will be eligible for the long term incentive compensation determined in the first quarter of 2007 and each year thereafter.

In addition, you will receive a sign on bonus of $50,000 in cash and 30,000 restricted shares that will vest over a four-year period. These additional benefits will be provided to you within 30 days of your start date.

Finally, we are also offering you an Enhanced Severance Benefit of one year's salary and bonus target in the event that your position is eliminated, your responsibilities materially change, your title, base pay or cash incentive target changes for any reason other than cause during a period that commences on the effective date of a Change in Control and ends on the first anniversary of the date which a Change of Control takes place, should that occur.

This offer is contingent upon the Company's receipt of acceptable results of a standard background check which has three components: a criminal record check, drug screening and verification of education and employment.
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I will have Tracey  Siegel,  our Director of Staffing  send to you the Company's
New Hire Kit under separate cover. The Authorization forms need to be filled out completely in order to process your background check. Please return these forms to Tracey as soon as possible. Included in the New Hire Kit will be the Background Check Authorization Forms, a drug testing form that you will need to bring with you to work on the first day, the Citizens Employee Handbook, our Code of Conduct and key benefits information. Please be advised that your health and welfare benefits will begin on your 30th day of employment and as a Citizens Communications employee, you will be eligible to participate in our full range of benefits.

This offer is not an express or implied contract, promise or guarantee of employment, of any particular position, or of any particular term or condition of employment. Your employment by the Company is at will and is subject to the conditions set forth in the Code of Conduct as well as Company policies and applicable to Federal, State and local laws.

Cecilia, I am personally excited about the opportunity to work with you. On behalf of Citizens Communications, I welcome you to our team and I am looking forward to the benefits that your leadership will bring to the people side of our business. Please do not hesitate to contact me with any questions regarding this offer.

To acknowledge your acceptance of this offer, please sign the bottom of this offer letter and fax it back to me directly. Please return the original signed offer letter in the enclosed envelope.

Sincerely,

/s/ Maggie

Maggie Wilderotter
Chairman and CEO

Enclosure:  return envelope


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By signing below, I hereby accept the Citizens Communications Company's offer of employment. I understand this offer does not provide a contract of employment with Citizens Communications for any specified period of time. I further agree to abide by the employment policies and procedures established by the Company.




/s/ Cecilia K. McKenney                            1/14/06
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Signature                                            Date